REAL ESTATE LIEN NOTE

Date: **April 27, 2020**

Borrower: **AggieLand-Parks, Inc., a Texas corporation**

Borrower's Address: **1300 Oak Grove Road, Pine Mountain, Georgia 31822**

Lender: **First Financial Bank, N.A.**

Place for Payment: **P O Box 5847, Bryan, Texas 77805-5847**

Principal Amount: **$5,000,000.00**

Final Maturity Date: **April 27, 2031**

Annual Interest Rate:

5.00%

Annual Interest Rate on Matured, Unpaid Amounts: **Highest rate permitted by applicable law.**

Terms of Payment (Principal and Interest):

Interest only is due and payable monthly as it accrues beginning **May 27, 2020,** and continuing regularly thereafter until and including **April 27, 2021.** After that date, principal and interest will be due and payable in initial monthly installments of **$53,212.80** or more each, payable on or before the **27th** day of every month, beginning **May 27, 2021** and continuing regularly thereafter until **April 27, 2031**, when the entire amount hereof, principal and interest remaining unpaid, will be then due and payable. The monthly payments of principal and interest are calculated on the basis of an amount which would fully amortize the Note over a period equal to **10 years from April 27, 2021.** Interest being calculated on the unpaid principal to the date of each installment paid and payments will be applied to any unpaid escrow, then to any accrued unpaid interest, then to principal; then to any unpaid late charges; and then to any unpaid collection costs.

The Annual Interest Rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per diem basis of a year of 365 or 366 days, as the case may be.

Security for Payment:

Payment hereof is secured by a vendor's lien expressly retained in Deed of even date herewith executed by **Ferrill Creek Ranch, LLC**, to the Borrower hereof upon the hereinafter described real property and is additionally secured by a Deed of Trust executed by **Borrower** to **Ivan M. Olson**, Trustee, upon the following described real property, to-wit:

See Property described on attached Exhibit "A"

Other Security for Payment:

1. Security Agreement of **AggieLand-Parks, Inc., a Texas corporation**
2. Security Agreement – **Animals and Livestock - Aggieland-Parks, Inc., a Texas corporation**
3. Guaranty of **Wild Animal Safari, Inc., a Georgia corporation**
4. Guaranty of **Wild Animal, Inc., a Missouri corporation**
5. Guaranty of **Parks! America, Inc., a Nevada corporation**

Borrower promises to pay to the order of Lender at the Place for Payment and according to the Terms of Payment the principal amount plus interest at the rate stated above. All unpaid amounts shall be due by the final scheduled payment date.

Default. Each of the following shall constitute an event of default ("**Event of Default**") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents, or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase of sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's Property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment of this Note is impaired.

Cross Default. Any event of default under this Note or any other agreement now or hereafter evidencing or securing this Note or any part of the indebtedness will constitute an event of default under all other notes of Borrower and the agreements thereto, held by Lender at the time of such event of default, and an event of default under any obligation imposed by any other notes of Borrower or by the agreement held by Lender will constitute an event of default under this Note, the related documents and all of the other instruments now or hereafter evidencing or securing the Note or any part of the indebtedness.

Any check, draft, money order or other instrument given in payment of all or any portion of the indebtedness evidenced by this Note may be accepted by the holder hereof and handled in collection in the manner

customary for such instrument, but the same shall not constitute payment hereunder or diminish any rights of the holder hereof except to the extent that actual cash proceeds of such instrument are unconditionally received by the holder hereof and applied to the indebtedness evidenced hereby in the manner elsewhere herein provided.

Borrower may prepay the principal amount outstanding in whole or in part. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent monthly installments or change the amounts of such installment, unless the Lender shall otherwise agree in writing. Additional principal payments may be made in any amount on any regular payment date and Borrower may pay this Note in full at any time without charge of penalty.

It is further agreed that the Lender shall have a first lien on all deposits and other sums at any time credited by or due from the Lender to any Borrower, endorser, surety or guarantor hereof as collateral security for the payment of this Note, and the Lender, at its option, may at any time, without notice and without any liability, hold all or any part of any such deposits or other sums until all sums owing on this Note have been paid in full and/or apply or set off all or any part of any such deposits or other sums credited by or due from the Lender to or against any sums due on this Note in any manner and in any order of preference which the Lender, in its sole discretion, chooses.

If Borrower defaults in the payment of this Note or in the performance of any obligation in any instrument securing or collateral to it, then Lender, at its option, may declare the unpaid principal balance and earned interest on this Note immediately due. Failure of Lender, upon any default, to exercise its option to declare the unpaid principal balance and earned interest immediately due shall not constitute a waiver of the right to exercise such right in the event of any subsequent default. Borrower and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Prepayment in full shall consist of payment of the remaining unpaid principal balance together with all accrued and unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under the Note or any other agreement with Lender pertaining to this loan, and in no event will Borrower ever be required to pay any unearned interest. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under the Note, and Borrower will remain obligated to pay any further amount owed to Lender. **All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: First Financial Bank, N.A., PO Box 5847 Bryan, TX 77805-5847.**

Interest on the debt evidenced by this Note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this Note and all other instruments concerning the debt.

If this Note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Borrower shall pay Lender all costs of collection and enforcement, including reasonable attorney's fees.

Notwithstanding any provision to the apparent contrary herein contained, it is expressly provided that in no case or event shall the aggregate of (i) all "interest" on the unpaid balance of this Note, accrued or paid from the date hereof through the date of such calculation, and (ii) the aggregate of any other amounts accrued or paid pursuant to this Note, Deed of Trust, or Security Instruments ever exceeds the maximum rate of interest which could lawfully be charged (under the applicable laws of the State of Texas and the United States of America) on the principal balance of the loan evidenced by this Note from time to time remaining unpaid. In this connection, it is expressly stipulated and agreed that it is the intent of Lender and Borrower in the execution and delivery of this Note, Deed of Trust, Security Instruments and all other instruments evidencing or securing the indebtedness constituting this loan, to contract in strict compliance with the usury laws of the State of Texas from time to time in effect. In furtherance thereof, none of the terms on this Note, Deed of Trust, or Security Instruments, or of any other such loan instruments, evidencing, relating to or securing this Note, shall ever be construed to create a contract to pay, as consideration for use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by the applicable laws of the State of Texas and the United States of America. Borrower or any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note or any other indebtedness incurred incident to this Note shall never be liable for the interest in excess of the maximum rate that may be lawfully charged under the laws of the State of Texas and the United States Of America, and the provisions of this paragraph shall control over any other provisions of this Note, Deed of Trust, Security Instruments, or any other instrument evidencing, relating to or securing this Note which may be in apparent conflict herewith.

Specifically and without limiting the generality of the forgoing, it is expressly provided that if under any circumstance the aggregate amounts paid on this Note prior to and incident to the final maturity date include amounts which by law are deemed interest and which would exceed the maximum amount of interest which could lawfully have been collected on this loan, Borrower stipulates that such amounts collected would have been and will be deemed to have been the results of a mathematical error on the part of both Borrower and Holder of the Note, and that the party receiving such excess payment shall promptly refund the amount of such excess (to the extent only of the excess of such interest payments above the maximum amount which could lawfully have been collected and retained) upon discovery of such error by the party receiving such payment or upon notice thereof from the party making such payment. It is further agreed that, without limitation of the foregoing all calculations of the rate of interest contracted for, charged or received under this Note or other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest shall be made, to the extent permitted by applicable usury law, by amortizing, prorating, allocating and spreading in equal parts during the period of full stated term of the Note, all interest at any time contracted for, charged or received from Borrower, the guarantor or otherwise by the Lender or assigns in connection with the Note. It is hereby expressly stipulated and agreed to be the intent of both Borrower and such holder to at all times comply with the usury and all other laws relating to this Note and the instruments securing it, now or hereinafter in effect in the State of Texas and the United States Of America, and any subsequent judicial interpretation thereof to the extent that the same are made applicable hereto.

Returned Check Charge. Borrower agrees to pay a fee not to exceed **$30.00** for each check, negotiable order of withdrawal or draft issued by Borrower in connection with this Loan that is returned because it has been dishonored.

Borrower agrees to pay a late charge equal to **five percent (5%)** of any installment amount which has not been received by Lender by the end of **ten (10) calendar days** after the date the amount is due. The late charge will be charged only one time on each late installment amount.

This Note shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all of the parties to this Note have contributed substantially and materially to the preparation of this Note.

This Note is executed in part payment of the purchase price for the Property.

This Note and all other documents executed by Borrower in connection with this Note, and each and every provision hereof and thereof, shall be governed by and construed according to the laws of the State of Texas and shall be performable for all purposes in Brazos County, Texas. Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Lender, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Note or any other documents executed by Borrower pursuant to the terms of this Note; and venue in any such dispute shall be laid in Brazos County, Texas or in the Southern District of Texas.

Each Borrower is responsible for all obligations represented by this Note.

When the context requires, singular nouns and pronouns include the plural.

The undersigned (Borrower, Maker, Grantor, Pledgor, Assignor or Guarantor, as the case may be), agrees that a facsimile, scanned or imaged copy of a duly executed counterpart of this document or any related miscellaneous documents, papers, reports or correspondence (for purposes of this paragraph collectively the "Loan Documents") shall be sufficient to evidence the binding agreement of the undersigned and the Lender to the terms therein. The Loan Documents may be executed in one or more counterparts, each of which shall constitute an original. The undersigned understands and agrees that (i) the Lender's document retention policy may involve the imaging of executed Loan Documents and the destruction of the paper originals, and (ii) the undersigned waives to the extent allowed by law any right, claim or defense in any way arising from the fact that the originals of the Loan Documents cannot be produced.

BORROWER:

AggieLand-Parks, Inc., a Texas corporation

By: /s/ Dale Van Voorhis
Dale Van Voorhis, President

EXHIBIT "A"

<u>TRACT ONE</u>:

Being all that certain 200.00 acre tract or parcel of land lying and being situated in the A. D. LANCASTER SURVEY, Abstract No. 150 and the MOSES HUGHES SURVEY, Abstract No. 134, Brazos County, Texas. Said tract being a portion of a called 760.00 acre tract as described by a Partition Deed to Travis B. Bryan, Jr., Trustee for Emily Adams Lyne, Elizabeth Pringle Lyne and Thomas Barrett Lyne, recorded in Volume 346, page 498, Deed Records of Brazos County, Texas.

Said tract being more particularly described by metes and bounds as follows:

BEGINNING at a broke concrete monument found on the northeast right of way line of Farm to Market Road No. 974 (80' R.O.W.) marking the west corner of said 760.00 acre tract and the south corner of a called 680.284 acre tract as described by a Deed to John C. Adams recorded in Volume 350, page 315, Deed Records of Brazos County, Texas, for reference a concrete right of way marker found on the northeast line of F.M. 974 bears: N 63° 07' 34" W for a distance of 761.95 feet;

THENCE N 34° 09' 05" E along the common line of said 760.00 acre tract and said 680.284 acre tract, at 2633.36 feet pass a 5/8 inch iron rod found, continue on for a total distance of 6184.34 feet to a point on said line, for reference a concrete monument found marking the northwest corner of said 760.00 acre tract on the south line of a called 586.29 acre tract as described by a deed to the Senator Ranch, Inc., recorded in Volume 577, page 344, Deed Record of Brazos County, Texas, Bears: N 34° 09' 05" E for a distance of 1388.20 feet (this line was used for bearing orientation honoring the Deed call bearing of said 760.00 acre tract, 346/495);

THENCE S 55° 50' 55" E through said 760.00 acre tract for a distance of 1984.86 feet to a point marking the east corner of this herein described tract;

THENCE S 44° 16' 27" W continuing through said 760.00 acre tract for a distance of 5938.66 feet to a point on the northeast line of F.M. 974, for reference a concrete right of way marker found on the northeast line of F.M. 974 Bears: S 75° 36' 42" E for a distance of 265.74 feet;

THENCE N 75° 36' 42" W along the northeast line of F.M. 974 for a distance of 1000.00 feet to the POINT OF BEGINNING, containing 200.00 acres of land, more or less. Being the property described as Tract 1 in a Deed from Tickle T, Inc. to Thomas Barret Lyne, Jr., recorded in Volume 7681, page 196, Official Records of Brazos County, Texas.

<u>TRACT TWO</u>:

All that certain 250 acre tract or parcel of land lying and being situated in the A. D. LANCASTER SURVEY, Abstract No. 150 and the MOSES HUGHES SURVEY, Abstract No. 134, Brazos County, Texas. Said tract being a portion of a called 760.00 acre tract as described by a Partition Deed to Travis B. Bryan, Jr., Trustee for Emily Adams Lyne, Elizabeth Pringle Lyne and Thomas Barrett Lyne, recorded in Volume 346, page 498, Deed Records of Brazos County, Texas.

Said tract being more particularly described by metes and bounds as follows:

BEGINNING at a broken concrete monument found on the northeast right-of-way line of Farm to Market Road No. 974 (80' R.O.W.) marking the west corner of said 760.00 acre tract and the south corner of a called 680.284 acre tract as described by a Deed to John C. Adams recorded in Volume 350, page 315, Deed Records of Brazos County, Texas, for reference a concrete right-of-way marker found on the northeast line of F.M. 974 bears: N 63° 07' 34" W for a distance of 761.95 feet;

THENCE: N 34° 09' 05" E along the common line of said 760.00 acre tract and said 680.284 acre tract, at 2633.36 feet pass a 5/8" iron rod found, continue on for a total distance of 6184.34 feet to a point on said line marking the POINT OF BEGINNING of this herein described tract;

THENCE: N 34° 09' 05" E continuing along the common line of said 760.00 acre tract and said 680.284 acre tract, for a distance of 1388.20 feet to a concrete monument found marking the northwest corner of said 760.00 acre tract on the south line of a called 586.29 acre tract as described by a Deed to the Senator Ranch, Inc., recorded in Volume 577, page 344, Deed Records of Brazos County, Texas, (This line was used for bearing orientation honoring the deed call bearing of said 760.00 acre tract (346/495);

THENCE: along the common line of said 760.00 acre tract and said 586.29 acre tract and generally following a fence line for the following calls:

N 88° 44' 02" E for a distance of 822.16 feet to a point;

S 77° 22' 25" E for a distance of 30.59 feet to a point;

S 72° 29' 08" E for a distance of 31.68 feet to a point;

S 67° 40' 54" E for a distance of 64.83 feet to a point;

S 59° 03' 33" E for a distance of 82.33 feet to a point;

S 53° 03' 12" E for a distance of 187.40 feet to a point;

S 55° 45' 30" E for a distance of 59.54 feet to a point;

S 70° 22' 56" E for a distance of 874.55 feet to a point;

S 84° 16' 10" E for a distance of 60.07 feet to a point;

S 88° 18' 31" E for a distance of 114.70 feet to a point;

N 85° 28' 14" E for a distance of 199.56 feet to a point;

N 79° 50' 22" E for a distance of 100.30 feet to a point;

N 75° 31' 42" E for a distance of 145.86 feet to a point;

N 80° 21' 15" E for a distance of 175.32 feet to a point;

N 73° 19' 47" E for a distance of 227.51 feet to a point;

N 59° 55' 57" E for a distance of 57.74 feet to a 5/8" iron rod set marking the northeast corner of this herein described tract;

THENCE: S 20° 38' 37" W through said 760.00 acre tract for a distance of 2683.89 feet to a 5/8" iron rod found marking an angle point in the east line of this herein described tract;

THENCE: S 65° 49' 25" W continuing through said 760.00 acre tract, at 316.87 feet pass a 5/8" iron rod found, continue on for a total distance of 1634.18 feet to a 5/8" iron rod found marking an angle point in the east line of this herein described tract;

THENCE: S 44° 16' 27" W continuing through said 760.00 acre tract, at 2355.98 feet pass a 5/8" iron rod found, continue on for a total distance of 4510.22 feet to a 5/8" iron rod found on the northeast line of F.M. 974, for reference a concrete right-of-way marker found on the northeast line of F.M. 974 bears: S 74° 12' 08" E for a distance of 1148.25 feet;

THENCE: N 74° 12' 08" W along the northeast line of F.M. 974 for a distance of 549.65 feet to a concrete right-of-way marker found marking an angle point in said line;

THENCE: N 75° 36' 42" W continuing along the northeast line of F.M. 974 for a distance of 265.74 feet to a point on said line;

THENCE: N 44° 16' 27" E through said 760.00 acre tract for a distance of 5938.66 feet to a point marking an interior southwest corner of this herein described tract;

THENCE N 55° 50' 55" W continuing through said 760.00 acre tract for a distance of 1984.86 feet to the POINT OF BEGINNING, containing 250.00 acres of land, more or less. Being the property described as Tract 2 in a Deed from Tickle T, Inc. to Thomas Barret Lyne, Jr., recorded in Volume 7681, page 196, Official Records of Brazos County, Texas.